Exhibit 10.2

CONFIDENTIAL SETTLEMENT AGREEMENT
AND RELEASE OF CLAIMS

THIS CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS is made on this 2nd day of October, 2020 by and between Applied Energetics, Inc. a Delaware Corporation, (“APPLIED ENERGETICS”) and Stein Riso Mantel McDonough, LLP, (now known as Mantel McDonough Riso, LLP) a New York Limited Liability Partnership (“STEIN RISO”), (collectively with APPLIED ENERGETICS, “the Parties”).

Definitions

A.	“APPLIED ENERGETICS” shall mean Applied Energetics, Inc. a Delaware Corporation.

B.	“APPLIED ENERGETICS-Related Persons” shall mean APPLIED ENERGETICS, its predecessors, its successors; assigns; and its current or former attorneys, agents, servants, trustees, representatives, insurers, and employees; consultants to the company and/or to its board of directors; all past and present shareholders, all past and present board members and all others acting for or through APPLIED ENERGETICS.

C.	“STEIN RISO-Related Persons” shall mean STEIN RISO, its predecessors, successors (including but not limited to “Mantel McDonough Riso, LLP”), assigns, subsidiaries, affiliates, and current and former partners (including Dennis L. Stein, Gerard A. Riso, Allan D. Mantel and Kevin M. McDonough), of counsels (including Ivan Dreyer), associates, employees, insurers, agents, attorneys and representatives.

D.	“Agreement” shall mean this Confidential Settlement Agreement and Release of Claims.

E.	“Parties” shall mean APPLIED ENERGETICS and STEIN RISO, each of which is individually a “Party.”

F.	“Lawsuit” shall mean the case titled Applied Energetics Inc., a Delaware Corporation v. Stein Riso Mantel McDonough, LLP, Case No. 1:19-cv-01232-AJN, filed on or about May 15, 2019 in the United States District Court for the Southern District of New York.

G.	“Claims” shall mean all claims, counterclaims, demands, actions, causes of action, debts, liabilities, damages, costs, fees, expenses, rights, duties, obligations, liens, petitions, suits, losses, controversies, executions, offsets and sums of any kind or nature, whether direct or indirect, liquidated or unliquidated, contingent or actual, in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected or of whatever type or nature from the beginning of time to the present.

In consideration of the covenants contained herein, the Parties acknowledge, promise and agree as follows:

1. In exchange for the consideration set forth in Paragraph two (2) below, APPLIED ENERGETICS and APPLIED ENERGETICS-Related Persons, on the one hand, and STEIN RISO and STEIN RISO-Related Persons, on the other hand, (together, the “Released Parties”) release each other from the Claims, any and all past and present claims, counterclaims, demands, actions, causes of action, debts, liabilities, damages, costs, fees, expenses, rights, duties, obligations, liens, petitions, suits, losses, controversies, executions, offsets and sums of any kind or nature, whether direct or indirect, liquidated or unliquidated, contingent or actual, in law or equity, known or unknown, suspected or unsuspected or of whatever type or nature.

2. Within thirty (30) days of the fully executed Agreement, STEIN RISO shall (a) cause to be paid to APPLIED ENERGETICS the amount of Three Million Dollars and Zero Cents ($3,000,000.00) in the form of a check payable to “Enterprise Counsel Group, Client Trust Account” via check to be delivered by APPLIED ENERGETICS’ counsel; and (b) cause the return of Ten Million (10,000,000) shares of APPLIED ENERGETICS common stock issued to STEIN RISO on or about March 23, 2016. The date of the return of the original share certificate(s), duly endorsed, shall be deemed to be the date of the delivery of the shares to APPLIED ENERGETICS. APPLIED ENERGETICS will provide counsel for STEIN RISO a fully executed Internal Revenue Service W-9 form providing tax identification for said payee. APPLIED ENERGETICS agrees that it will be responsible for any tax consequences, including the payment of any and all taxes, as a result of entering into this Agreement. The Released Parties make no representations regarding tax consequences, if any, of the payment made pursuant to this Agreement. The Parties shall pay their own costs and attorneys’ fees.

3. Within five (5) business days of the date the payment set forth in Paragraph two (2) clears the bank account wherein said check was caused to be deposited by APPLIED ENERGETICS, APPLIED ENERGETICS shall file a stipulation of dismissal with prejudice in the Lawsuit in its entirety against STEIN RISO, in the form annexed hereto at Exhibit A, duly signed by the attorneys for the Parties.

4. This Agreement is the result of compromise, and is entered into in good faith for the purpose of fully and finally settling all disputes arising out of the facts alleged in or capable of being alleged in the Lawsuit, and to avoid the expense and uncertainty of further litigation. APPLIED ENERGETICS acknowledges that the consideration set forth in Paragraph two (2) of this Agreement is valuable and is for, among other things, the purpose of termination of the Lawsuit with prejudice, and obviating further involvement in litigation based upon disputed claims against STEIN RISO raised by APPLIED ENERGETICS in the Lawsuit and is provided without any admission of liability or concession whatsoever by the Released Parties that they engaged in any negligent, actionable, wrongful, tortious or unlawful act, or violated any federal, state or local statute, ordinance, law or regulation, all of which the Released Parties expressly deny.

5. The Parties warrant and represent the following:

a.	That they have read this Agreement and have consulted with an attorney of their own choice regarding the contents and significance of this Agreement;

b.	In executing this Agreement, the Parties do so with full knowledge of any and all rights they may have, and the contents of this Agreement and its meaning, which have been fully explained to the Parties by their selected attorney(s);

c.	The Parties understand the contents and significance of this Agreement and enter into this Agreement freely and voluntarily;

d.	The Parties have executed this Agreement with full knowledge of any and all rights and Claims it is releasing;

e.	The Parties have entered enter into this Agreement freely and voluntarily and without duress of any kind;

f.	The Parties represent that each of the individuals executing this Agreement on its behalf is a duly authorized officer or agent of such entity and has been duly authorized by all necessary corporate or partnership action to execute and deliver this Agreement;

g.	This Agreement has been duly and validly executed and delivered by it and constitutes its valid and binding agreement, enforceable against it in accordance with its terms;

h.	The execution and delivery by it of this Agreement and the performance of its obligations hereunder do not and will not require the consent of any individual or entity that has not been obtained;

i.	That no person or entity not bound by the Parties’ Agreement has any interest or right in the matters referred to in the Lawsuit, that the Parties have the sole right and exclusive authority to execute this Agreement on their respective behalves.;

j.	Each is a duly organized and valid entity in good standing under the laws of its jurisdiction of organization and has full authority to conduct its business as presently conducted and to enter into and perform its obligations under this Agreement; and

k.	Each has not sold, assigned, transferred, conveyed or otherwise disposed of any Claim or demand relating to any matter covered by this Agreement.

6. Except as described herein, the terms of this Agreement, its contents and the settlement amount set forth in Paragraph two (2) are confidential and shall not be disclosed by any Party or their counsel except as required by legal process or by regulatory obligations to regulatory bodies. The Parties acknowledge that APPLIED ENERGETICS has represented that it may be required by law to publicly disclose this Agreement and its material terms in filings with the Securities and Exchange Commission (“SEC”). Specifically, APPLIED ENERGETICS may be an issuer with a class of securities registered under Section 12 of the Securities Exchange Act (15 U.S.C. § 78a et seq.) and may be required by 17 C.F.R § 240.13a-11 to file a Form 8-K for any “material definitive agreement not made in the ordinary course of business[.]” APPLIED ENERGETICS represents that this Agreement amounts to a “material definitive agreement not made in the ordinary course of [APPLIED ENERGETICS’s] business[.]” Moreover, APPLIED ENERGETICS may be required to publicly file this Agreement in full with the SEC as an exhibit either in a Form 8-K or in APPLIED ENERGETICS’s next Form 10-Q, pursuant to Item 601 of Regulation S-K, 17 C.F.R. § 229.601(a)(4), without any information in this Settlement Agreement being redacted from public disclosure pursuant to 17 C.F.R. § 229.601(a)(6). STEIN RISO acknowledges these representations and does not object to disclosure of this Agreement in a regulatory filing as set forth in this Paragraph (6) only. The Parties agree not to disclose this agreement on PACER or any other public forum except for the above-referenced regulatory filings. In the event the parties must enforce the agreement, the parties agree to file the Agreement in camera or under seal. However, in the event the court does not accept the agreement in camera and under seal, then and only then may the agreement be publicly filed. The Parties further acknowledge that Hon. Alison J. Nathan maintains a rule as follows: “The Court will not retain jurisdiction to enforce confidential settlement agreements. If the parties wish that the Court retain jurisdiction to enforce the agreement, the parties must place the terms of their settlement agreement on the public record. The parties may either provide a copy of the settlement agreement for the Court to endorse or include the terms of their settlement agreement in their stipulation of settlement and dismissal.” The Parties agree that neither Party shall provide a copy of this Agreement for the Court to endorse or include the terms of this Agreement in a stipulation of settlement and dismissal except, and until, in connection with a motion or application by a Party to enforce the other Party’s performance under, or compliance with, the terms of this Agreement. To the extent APPLIED ENERGETICS is required to disclose the within settlement of this Lawsuit with the SEC (or any other regulatory body) APPLIED ENERGETICS shall include in any such disclosure that the terms of the settlement are confidential; STEIN RISO entered into said settlement without any admission of liability; the Parties filed (or will be filing) with the Court a Stipulation of Dismissal with Prejudice as to all claims asserted or which could have been asserted in the Lawsuit; and the Parties released each other of all Claims. Notwithstanding the foregoing, the Parties shall be allowed to disclose the terms of this Agreement with their respective tax professionals, administrator(s), accountants, actuaries, and attorney(s) engaged to assist and advise the respective Parties. In the event either Party is duly served with a subpoena or other governmental or judicial process seeking to compel the disclosure of this Agreement, its terms or contents, or the negotiations underlying this Agreement, that Party shall promptly notify the other party. The notification must include copies of the subpoena or other discovery request or judicial process and must be sent within five (5) business days of the receiving Party’s receipt of the subpoena or other such process or request.

7. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon successors in interest, assigns and legal representatives of STEIN RISO, STEIN RISO-Related Persons, APPLIED ENERGETICS, and APPLIED ENERGETICS-Related Persons.

8. New York law shall govern the validity and interpretation of this Agreement without regard to its principles on conflicts of laws.

9. This Agreement sets forth the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral and/or written agreements or representations.

10. This Agreement is the product of an arms-length negotiation and any rules of construction that it be construed against the Party preparing it shall not apply, but rather it shall be construed as if all Parties jointly prepared this Agreement, and any uncertainty and ambiguity shall not be interpreted against any one party.

11. This Agreement may not be altered or amended in any of its provisions except by the mutual written and signed agreement of the Parties.

12. Should any of the provisions set forth herein be determined to be invalid by any court, agency or any other tribunal of competent jurisdiction, such determination shall not affect the enforceability of the other provisions herein and to this end the provisions of this Agreement are declared severable.

13. In the event that notice to one of the Parties must be provided under the terms of this Agreement, notice is deemed provided by sending the required notice and/or documents and materials via certified U.S. Mail, with postage prepaid, to the respective addresses:

a.	For	APPLIED	ENTERPRISE COUNSEL GROUP
		ENERGETICS:	Attn: Benjamin Pugh
3 Park Plaza, Suite 1400,
Irvine, CA 92614-8537

BOND, SCHOENECK & KING, PLLC.
Attn: Jonathan Fellows
One Lincoln Center
Syracuse, New York 13202-1355

b.	For	STEIN RISO:	MANTEL MCDONOUGH RISO LLP
Attn: Gerard Riso
410 Park Ave 17th Floor,
New York, NY 10022

WILSON ELSER MOSKOWITZ EDELMAN &
DICKER LLP
Attn: Joseph L. Francoeur
150 East 42nd Street
New York, NY 10017

14. This Agreement may be executed in counterparts and/or by facsimile or electronic signatures with the same force and effect as if executed in one complete document with the original signature of all parties.

15. This Agreement shall become effective on the date that the last signatory duly executes the Agreement and upon delivery of fully executed Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the date first above written, regardless of the date on which such Agreement is signed.

STEIN RISO MANTEL MODONOUGH LLP

By:	/s/ Gerard A. Riso
Name:	Gerard A. Riso
Title:	Partner
Date:	October 2, 2020

APPLIED ENERGETICS, INC.

By:	/s/ Gregory J. Quarles
Name:	Gregory J. Quarles
Title:	CEO
Date:	October 2, 2020

EXHIBIT A

UNITED STATES DISTRICT COURT SOUTHERN DISTRICT OF NEW YORK
APPLIED ENERGETICS, INC., a Delaware Corporation Plaintiff, -against- STEIN RISO MANTEL MCDONOUGH, LLP, A New York Limited Liability Partnership, Defendant.	Case No.: 1:19-cv-01232-AJN STIPULATION OF DISCONTINUANCE WITH PREJUDICE Electronically Filed

IS HEREBY STIPULATED AND AGREED, by and between the undersigned attorneys of record for all the parties to the above-entitled action, that whereas no party hereto is an incompetent person for whom a committee has been appointed and no person not a party has an interest in the subject matter of action, the above entitled action and all claims asserted, or which could have been asserted herein by either party, are hereby discontinued, with prejudice, without costs to either party as against the other. This stipulation may be filed without further notice with the Clerk of the Court.

Dated: October 2, 2020

Jonathan B. Fellows, Esq.	Joseph L. Francoeur
Brendan M. Sheehan, Esq.	WILSON ELSER MOSKOWITZ DICKER &
BOND, SCHOENECK & KING, PLLC	EDELMAN, LLP
Attorneys for Plaintiff APPLIED ENERGETICS, INC.	Attorneys for Defendant
One Lincoln Center	STEIN RISO MANTEL MCDONOUGH, LLP
Syracuse, New York 13202-1355	150 East 42nd Street
New York, New York 10017-5639
File No. 12036.00137